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                                                                     EXHIBIT 8.1

           [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison.]

                                          November 24, 1999

Viacom, Inc.
1515 Broadway
New York, NY 10036

Ladies and Gentlemen:


   We have acted as tax counsel for Viacom Inc., a Delaware corporation ("Viacom"), in connection with the proposed merger (the "Merger") of CBS Corporation, a Pennsylvania corporation ("CBS"), with and into Viacom pursuant to an Agreement and Plan of Merger dated as of September 6, 1999, as amended and restated as of October 8, 1999 and as of November 23, 1999 (the "Merger Agreement") among Viacom, CBS and Viacom/CBS LLC, a Delaware limited liability company, under which each issued and outstanding share of the capital stock of CBS will be converted into capital stock of Viacom. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

   In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Joint Proxy Statement/ Prospectus of CBS and Viacom dated as of November 24, 1999 (the "Proxy Statement/Prospectus"), and such other documents, instruments and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated as a direct merger of CBS with and into Viacom and otherwise in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are and will remain true, correct and complete, (iii) the factual representations made to us by CBS and Viacom in their respective letters to us each dated as of the date hereof and delivered to us for purposes of this opinion are and will remain true, correct and complete (such letters, the "Representation Letters"), and (iv) any representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification.

   In our examination of documents, we have assumed, with your consent, that
(i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

   If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

   Based upon the foregoing, in our opinion, for United States federal income tax purposes, (i) the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of Viacom and CBS will be a party to such reorganization within the meaning of Section
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368(b) of the Code, (ii) except for any payment received in lieu of fractional shares and to the extent that any payment by Viacom of transfer taxes is treated as taxable consideration received by the CBS shareholders, a CBS shareholder will not recognize any income, gain or loss as a result of the receipt of shares of Viacom Class B Common Stock or Viacom Series C Preferred Stock in the Merger, (iii) a CBS shareholder's tax basis for the shares of Viacom Class B Common Stock or Viacom Series C Preferred Stock received in the Merger, including any fractional share interest for which payment is received, will equal each such shareholder's tax basis in the shares of CBS Common Stock or CBS Series B Preferred Stock exchanged therefor, and (iv) a CBS shareholder's holding period for the shares of Viacom Class B Common Stock or Viacom Series C Preferred Stock received in the Merger will include the period during which the shares of CBS Common Stock or CBS Series B Preferred Stock exchanged therefor were held.

   The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Our opinion is also subject to the other conditions and qualifications described in the Proxy Statement/Prospectus under the heading "The Merger--Federal Income Tax Consequences." Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction.

   This opinion is being provided for the benefit of Viacom so that Viacom may comply with its obligation under the federal securities laws. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          /s/ Paul, Weiss, Rifkind, Wharton &
                                          Garrison
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                                             Paul, Weiss, Rifkind, Wharton &
                                                        Garrison

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